Exhibit 99.1

Granite City Food & Brewery Ltd. Announces Debt for Equity Transaction

$15 million in debt converted to equity; buy-back feature limits shareholder dilution

MINNEAPOLIS (Sept. 21, 2009) — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced a transaction that will allow the company to convert approximately $15.0 million of debt owed to DHW Leasing LLC (DHW) into 28 million shares of the company’s common stock at a conversion price of $0.54 per share.

The conversion will eliminate the major portion of the company’s long-term debt related to the acquisition of furniture, fixtures, and equipment for the majority of the company’s 26 restaurants, saving it approximately $19.0 million of principal and interest payments over the next five years with the potential of significantly improving the company’s cash flow.  The transaction includes a unique feature that allows the company to buy back a portion of the shares issued to DHW if the common stock has significant appreciation during the first year following the closing.

“This transaction is a pivotal event in Granite City’s history, allowing us to restructure our balance sheet and put the company in a better position to generate positive cash flow,” said Steven J. Wagenheim, Chief Executive Officer of Granite City Food & Brewery Ltd.  “Our agreement with DHW forges a unique relationship in our industry, where a developer and leaseholder has partnered with a restaurant group to move forward for the greater benefit of the concept, its shareholders and employees.  Moreover, the share repurchase feature allows all parties the opportunity to realize a fair return if our stock appreciates during the first year, while limiting the dilution to our existing shareholders.”

Said Donald A. Dunham, Jr., Chief Executive Officer of The Dunham Company and managing member of DHW Leasing, LLC: “We at DHW leasing see this agreement as the formation of an extraordinary partnership in an environment where other businesses under similar pressures are being forced to close. We view Granite City Food & Brewery as a very special concept having a broad appeal and a great regional footprint that works in markets of all sizes.  By removing a significant amount of the company’s outstanding debt we can now focus on the future and the great promise this restaurant concept holds.”

A key component of the agreement allows the company during the year following the transaction to buy back DHW-owned shares at $0.001 per share if the average bid price of the company’s common stock equals or exceeds $0.714 for any period of 20 consecutive trading days, capping the total market value of the DHW-owned shares to $20.0 million.  As an example, if the company’s share price were to reach $1.50 for a period of 20 days and be maintained, Granite City would have a one-time right to repurchase approximately 14.7 million shares for $14,700.

“Our market price ultimately will determine the exchange rate of the deal,” said James G. Gilbertson, Granite City’s chief financial officer. “The more our stock price increases over the next year, the greater the number of shares we may be able to repurchase.  Obviously, demand for the stock will be driven by the company’s performance.  This transaction positions us to leverage the operating improvements we’ve put in place over the past 12 months.”

The transaction will result in a change of control of the company, giving DHW ownership of 64 percent of our stock.  Current executive management will stay in place; however, the company’s board of directors will be expanded to include new directors nominated by DHW.

In addition to the above conditions:

•                  DHW will convey to the company, free and clear of all liens and encumbrances, the title to all furniture, fixtures and equipment subject to financing lease arrangements between the company and DHW.

•                  Dunham Capital Management, LLC and Dunham Equity Management, LLC (Dunham) will agree to a limited deferral of 30 percent of the rent due under lease agreements between the company and the Dunham Landlords.  In addition, for all rent payments due on or after June 2009 under restaurant leases with Dunham, rent will be deferred for 30 days.  All deferred rents must be repaid upon the company completing a debt or equity financing totaling $2.0 million or upon the first anniversary of closing, whichever occurs first.  The company anticipates that the accrued and deferred rent will total approximately $75,000 per month, beginning in June 2009.

•                  In addition to the rent concessions, Dunham and the company have agreed upon rent reductions for 2009 and will use reasonable commercial efforts to seek reductions on real estate leases payable in 2010 of up to $1.7 million on leases for Dunham-owned properties and certain non-Dunham properties.

•                  For a period of two years following the closing, DHW will have the right to participate in private placements of the company’s equity (on the same terms as other investors) so that DHW may maintain its then-percentage ownership.

•                  Upon the closing of the transaction, the company’s board of directors will be increased to seven from five persons.  DHW has nominated four individuals to serve on the board of directors, two of whom will be “independent directors” under NASDAQ Listing Rules.  Two of the company’s five incumbent directors, James G. Gilbertson, Chief Financial Officer, and Arthur E. Pew III, an independent director, have agreed to resign from the board of directors upon closing.

The Company anticipates closing the transaction with DHW in early October 2009.  The closing of the transaction with DHW is subject to certain closing conditions including, but not limited to, the absence of legal proceedings, we and DHW obtaining requisite consents from third parties such as lenders, the performance by the parties of their covenants and agreements, no changes affecting us which would have a material adverse effect on our business, taken as a whole, and other customary conditions.

NASDAQ Exception

Transactions that involve the issuance or potential issuance of more than 20 percent of the company’s outstanding common stock that would result in a change in control ordinarily would require the company to obtain stockholder approval under the NASDAQ Stock Market’s Listing Rules.  However, in connection with the proposed transaction with DHW, the NASDAQ Stock Market granted the company’s request for the financial viability exception to its stockholder approval requirements.  The audit committee of the company’s board of directors authorized this application and reliance on the exemption.  We have sent a letter to our shareholders describing the transaction and the circumstances surrounding the exception.  A copy of the letter will be filed with a Form 8-K with the U.S. Securities and Exchange Commission.  The company’s SEC filings are available on the SEC’s Web site, http://www.sec.gov.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.  The securities being offered have not been registered under the Securities Act, or applicable state securities laws.  Unless so registered, our common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Conference Telephone Call

The company will hold a conference call to discuss these matters at 10 a.m. Central TimeSeptember  22, 2009.   The call can be accessed by dialing 1-888-732-6202, and referencing code 396344.  A replay of the call will be available for 30 days after the call by dialing 1-888-348-4629, and referencing code 396344.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009 and our Quarterly Report on Form 10-Q filed on August 14, 2009; and risks related to our ability to restructure our debt and leases and obtain additional capital for operations; and the risk that we may be required to reduce the scale of our operations if we cannot successfully restructure our debt and leases or raise additional capital.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676